Exhibit 10.16

2007 Schedule — ABC Annual Incentive Compensation Plan
Pursuant to the Annual Incentive Compensation Plan (the “Plan”), the Board Compensation Committee has adopted the following Individual Award Opportunities, Performance Goals, Performance Measures, and Participants for Arkansas Best Corporation/Data-Tronics Corp. in 2007.
I. Individual Award Opportunities
The Individual Award Opportunities provided by this plan are based on (a) reaching set performance goals for ABC’s Return on Capital Employed (“ROCE”) and (b) your Target Incentive Award. (ABC uses consolidated ROCE). The formula below illustrates how your benefit is computed:
Your Benefit = [Percent of Target x Your Target Incentive Award x Your Base Salary]
“Percent of Target” is shown in Table 1 of Appendix A and depends on the ROCE achieved by ABC for the year.
     A. Performance Goals The performance goals are listed in Appendix A, Table 1.
     B. Target Incentive Award. Target Incentive Award is a percentage of your Base Salary. The percentage varies for each level of management within the company. The Target Incentive Awards are listed in Appendix A, Table 2.
     C. Base Salary. Base Salary means as to any specific Plan Year, a participant’s base salary paid in the fiscal year for which the annual incentive is earned. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contribution made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option, restricted stock or other type of equity plan, or any other bonuses, incentive pay or special awards.
II. Performance Measure
ROCE for ABC is calculated as the following ratio:
Net Income + After-tax Effect of Interest Expense
+ After-tax Effect of Imputed Interest Expense
Average Equity + Average Debt + Average Imputed Debt
“Net Income” for the ROCE calculation is net income determined in accordance with Generally Accepted Accounting Principles after taking into account the Section IV Required Adjustments, except that: (i) 1/10th of the 2006 after-tax settlement accounting charge will be deducted from net income, and (ii) the after-tax annual incentive compensation earned by ABC and Data-Tronics employees under this Plan and the after-tax annual incentive compensation earned by ABF employees under the ABF Annual Incentive Compensation Plan will be added back.
“Interest Expense” for the ROCE calculation is (i) interest on all long and short-term indebtedness and other interest bearing obligations, and (ii) deferred financing cost amortization and other financing costs including letters of credit fees.
“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5%.

“Average Debt” is the average of the beginning of the year and the end of the year current and long-term debt.
“Average Imputed Debt” consists of the average of the beginning of the year and the end of the year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.
III. Participants
Participants in the Annual Incentive Compensation Plan are the following job positions and other job positions or key employees as may be specifically approved by the Board of Directors:

Arkansas Best Corporation	President-CEO, Senior Vice Presidents, Vice Presidents, Department Directors

Data-Tronics Corp.	President, Department Directors
IV. Required Adjustments
The following adjustments shall be made:
Net Income for the Performance Measure shall be adjusted to exclude any of the following events: (i) losses due to changes in the tax law or other such laws or regulations affecting reported results, (iii) accruals for reorganization and restructuring programs, (iv) an extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion (ABP”) No. 30, (v) any change in accounting principle as defined in APB No. 20, and (vi) any loss from a discontinued operation as described in Financial Accounting Standards No. 144.
V. Discretionary Adjustments
Prior to a Change In Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.

Appendix A
2007 Schedule
Table 1

Return on Capital Employed Earned	Percent of Target Incentive Award Earned
(“ROCE”)	(“Percent of Target”)
7%	40%

8%	60%

9%	80%

10%	100%

11%	120%

12%	140%

13%	160%

14%	190%

15%	220%

Above 15%	Increase Percent of Target by 30% for each percentage point above 15% ROCE
Table 2

Job Title	Target Incentive Award
ABC – President-CEO	_____;%

ABC – SVP	_____;%

ABC Vice President DTC President	_____;%

ABC/DTC Department Director	_____;%